UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __ )

[x] Filed by the Registrant [ ] Filed by a Party other than the Registrant

Check the appropriate box:
[x]    Preliminary Proxy Statement
[  ]   Confidential, For Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[  ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       AVIATION GENERAL, INCORPORATED
              (Name of Registrant as Specified in Its Charter)


  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
       0-11. (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:

                         AVIATION GENERAL, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   June , 2004

An annual meeting of stockholders of Aviation General, Incorporated, a Delaware corporation (the "Company"), will be held on Friday, June , 2004, at 2:00 pm local time at 6723 Whittier Avenue, Suite 302, McLean, Virginia, 22101, for the following purposes:

1.       To elect a Board of two Directors.

2. To approve an amendment to the Company's certificate of incorporation to increase the Company's authorized common stock from 20,000,000 shares to 100,000,000 shares to enable the Company to consummate the sale of approximately 28,000,000 shares of its common stock to Tiger Aircraft, LLC ("Tiger") for a purchase price of $2.8 million.

3. To transact such other business as may properly come before this meeting and any adjournment thereof.

Stockholders of record at the close of business on ________________ are entitled to notice of and to vote at the meeting and any adjournment thereof. All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Stockholders attending the meeting may revoke their proxy and vote in person.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                             /s/ Wirt D. Walker, III
                                            Wirt D. Walker, III
                                            Chairman/CEO

Dated:   ____________


--------------------------------------------------------------------------------
IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.
--------------------------------------------------------------------------------

                         AVIATION GENERAL, INCORPORATED

                                 PROXY STATEMENT


         The enclosed proxy is solicited on behalf of the Board of Directors of Aviation General, Incorporated (the "Company") for use at the Annual Meeting of Stockholders to be held Friday, June , 2004 at 2:00 pm local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at 6723 Whittier Avenue, Suite 302, McLean, Virginia, 22101. The Company's corporate offices are located at 6308 Long Meadow Road, McLean, Virginia, 22101, and its telephone number is 703-356-4991. These proxy solicitation materials will be mailed to stockholders on or about ___________.

         Stockholders of record at the close of business on ___________ are entitled to notice of, and to vote at, the Annual Meeting. On __________, shares of the Company's common stock were issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote.

Votes Required for Approval

         In accordance with Company's Bylaws and Certificate of Incorporation, approval by holders of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, is required to elect directors of the Company as set forth in Proposal One. Under the Delaware General Corporation Law, approval by holders of a majority of the Company's outstanding shares of common stock is required to approve the amendment to the Company's certificate of incorporation as set forth in Proposal Two.

         Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

         The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensations, personally, by telephone or otherwise.

Deadline for Receipt of Stockholder Proposals for 2005 Annual Meeting

         Proposals of stockholders, which are intended to be presented by such stockholders at the Company's 2005 Annual Meeting, must be received by the Company no later than __________.

                               GENERAL INFORMATION


Proxy Solicitation

         This proxy statement is furnished to the holders of common stock of Aviation General, Incorporated in connection with the solicitation by the Company of proxies for use at the meeting to be held on June , 2004, at 2:00 pm local time, or at any adjournment thereof, at which the stockholders will consider and vote upon the proposals set forth in the accompanying notice. The Board is not currently aware of any other matters that will come before the Annual Meeting.

         These proxy solicitation materials are first being mailed on or about __________ to all stockholders entitled to vote at the Annual Meeting. Proxies will be solicited primarily by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability and Voting of Proxy

         A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company, at the Company's headquarters at 6308 Long Meadow Road, McLean, Virginia 22101, a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the persons holding the proxies intend to vote the shares represented thereby to approve Proposal Number One and Proposal Number Two as set forth in the accompanying Notice of Annual Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

Record Date and Voting Rights

         Stockholders of record at the close of business _______ are entitled to notice of and to vote at the Annual Meeting. As of the record date, shares of common stock were issued and outstanding, and there were no shares of the Company's preferred stock issued or outstanding. Each share of common stock is entitled to one vote on all matters that may properly come before the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the Annual Meeting.

         With respect to Proposal Number One and Proposal Number Two, abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") will be counted to determine whether a quorum is present. In determining whether either such proposal has received the requisite number of favorable votes, abstentions will be counted as part of the total number votes cast on such proposal, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposal. With respect to Proposal Number One, abstentions will have the same effect as votes against the proposal, whereas Broker Non-Votes will have no effect in determining whether the proposal has been approved by the stockholders. With respect to Proposal Number Two, both abstentions and Broker Non-Votes will have the same effect as votes against the proposal.

         At the Annual Meeting, ballots will be distributed with respect to each proposal to be voted upon to each stockholder (or the stockholder's proxy if not the management proxy holders identified in the form of proxy provided with this proxy statement) who is present and did not deliver a proxy to the management proxy holders or another person. The ballots will then be tallied, one vote for each share owned of record, the votes being in three categories: FOR, AGAINST, or ABSTAIN.

         Votes at the Annual Meeting will be tabulated by an inspector of election appointed by the Company.


                           FORWARD-LOOKING STATEMENTS

         From time to time, in written reports and oral statements, management may discuss its expectations regarding the Company's future performance. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies or other actions taken or to be taken by the Company, including the impact of such plans, strategies or actions on the Company's results of operations or components thereof, projected or anticipated benefits from operational changes, acquisitions or dispositions made or to be made by the Company, or projections involving anticipated revenues, costs, earnings or other aspects of the Company's results of operations. The words "expect," "believe," "anticipate," "project," "estimate," "intend," and similar expressions, and their opposites, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance but rather are based on currently available competitive, financial and economic data and management's operating plans. These forward-looking statements involve risks and uncertainties that could render actual results materially different from management's expectations.

         All statements herein that are not statements of historical fact are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that those expectations will prove to have been correct. Certain other important factors that could cause actual results to differ materially from management's expectations are disclosed in this proxy statement and in other filings of the Company with the Securities and Exchange Commission. Investors must recognize that events could turn out to be significantly different from what management currently expects.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of December 31, 2003, information with respect to the beneficial ownership of the Company's common stock by (i) any person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing in this proxy statement, and (iv) all executive officers and directors of the Company as a group.

Name                               Number of Shares            Percent of Total

Wirt D. Walker, III (1)(2)              907,396                        12.8%

John deHavilland (2)                    260,303                         3.7%

Matthew J. Goodman (2)                  165,618                         2.3%

Nyltiak Investments, LLC (3)          1,176,471                        16.5%

All Officers and Directors            1,333,317                        18.7%
as a Group (3 persons) (4)
----------------------

(1) Includes 300,000 shares owned by Mr. Walker's son; 100,900 shares owned by the estate of Mr. Walker's mother, of which Mr. Walker is a trustee; and 33,714 shares owned by KuwAm Corporation, of which Mr. Walker is a Managing Director.
(2) Includes shares issuable upon exercise of options that are exercisable within 60 days, as follows: Mr. Walker, 280,000 shares; Mr. DeHavilland, 200,000 shares; and Mr. Goodman, 103,133 shares.
(3) Consists of shares that are issuable upon conversion of a convertible note held by Nyltiak Investments, LLC. James E. Lawson is the managing member of Nyltiak Investments and thus may be deemed to be the beneficial owner of shares owned by it. Nyltiak's convertible note will be repaid pursuant to the Tiger transaction and court confirmation order (See "Proposal Two - Overview and Background"), and Nyltiak will waive certain rights it has, including the right to convert any of its debt to equity or purchase any shares of stock.
(4) On December 31, 2003, executive officers and directors of the Company as a group (3 persons) held options to purchase an aggregate of 583,133 shares of Common Stock, representing approximately 37.3% of outstanding options at that date.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS


Nominees

         A Board of two directors is to be elected at the Annual Meeting. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's two nominees named below, both of whom are presently directors of the Company. If any nominee is unable or, for good cause, declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified, or until their resignation as required by the agreement with Tiger, as discussed below under Proposal Two.

         The following sets forth certain information regarding each of the nominees for election as director:

         Wirt D. Walker, III, age 57, has served as a director of the Company from September 1989 to February 1991, as Chairman of the Board of Directors since May 1991 and as Chief Executive Officer since June 1998. Mr. Walker previously served as the Company's Chief Executive Officer from May 1991 to August 1991 and from December 1992 to May 1995. Since 1982, Mr. Walker has served as a director and the Managing Director of KuwAm Corporation, a private investment firm. He served as Chairman of Stratesec, Incorporated, a publicly traded provider of integrated technology security solutions, from 1992 until September 2003.

         John H. deHavilland, age 52, has served as a director of the Company as well as President/CEO of its wholly owned subsidiary, Strategic Jet Services, since September 2000. He has twenty-two years of industry experience, most recently as President of deHavilland Aircraft, Incorporated from 1996 to 2000. DeHavilland Aircraft specialized in the purchase, refurbishment and brokerage of jet aircraft. From 1980 to 1996, he held several positions with British Aerospace, including Director of Sales and Marketing for the Turbo Prop Asset Management Division, Program Director and Market Development Director for the Corporate Jets Division, and Regional Marketing Manager for British Aerospace PLC Corporate Jets Division. His tenure at British Aerospace was interrupted from 1984 to 1987, during which Mr. deHavilland held the position of Managing Director/Head of Marketing at A.R.A.V.C.O Ltd in London.

Director Compensation

         Directors are normally paid an annual fee of $20,000, payable in equal quarterly installments, for services as a director. These fees are prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings, other than reimbursement of travel and lodging expenses.

         The 1993 Stock Option Plan provides for the annual grant of a stock option to purchase 20,000 shares of common stock to each eligible non-employee and employee director of the Company. The 2003 annual options were granted to Mr. Walker on December 17, 2003. Mr. deHavilland waived receipt of any options under the plan.

Nominating Process

         The Company does not have a nominating committee or any other committee performing similar function. Instead, the full Board of Directors performs the functions that otherwise would be performed by a nominating committee. In light of the fact that the Board of Directors consists of only two individuals, the Board of Directors believes that having a nominating committee would not enhance the nomination process. In addition, the Company does not have a formal policy regarding the consideration of any director candidates recommended by security holders or specific, minimum qualifications for candidates for the Company's Board of Directors. Director nominees are nominated by the Company's Board of Directors, who are open to suggestions and consideration and nomination from and by other stockholders who wish to submit, suggest or nominate a candidate for the Company's Board of Directors.

Audit Committee

         The Company does not have an audit committee or any other committee performing similar functions. Instead, the full Board of Directors performs the functions that otherwise would be performed by an audit committee, including appointing the Company's independent auditors, approving the compensation paid to the independent auditors and approving the services performed by the independent auditors. In light of the fact that the Board of Directors consists of only two individuals, the Company believes that having an audit committee would not be beneficial to the Company.

Ability of Stockholders to Communicate with the Board of Directors

         The Company does not have a formal process for stockholders to send communications to the Board of Directors. Stockholders are invited to communicate directly with the Company's Board of Directors in the following manners: by telephone, fax, email, letter, overnight delivery service, or in person. Any such communications generally are directed to the Chairman of the Board of Directors for his consideration and, if he considers it appropriate, discussed with the other member of the Board of Directors.

Code of Ethics

         The Company has not adopted a written code of ethics. The Board of Directors believes that the cost of implementing and monitoring a code of ethics would not be justified in light of the Company's current financial condition. In addition, the Board of Directors does not believe that a formal code of ethics would be beneficial to the Company, particularly in light of the limited number of directors and officers of the Company. The Board of Directors and management believe that all corporate officers and directors are individuals with high ethical standards and conduct themselves accordingly in carrying out their duties and responsibilities to the Company.

Executive Compensation

         The following table reflects executive compensation for years ended December 31, 2003, 2002 and 2001.


--------------------------------------------------------------------------------------------------------------------------------
                                              Annual Compensation                           Long-Term Compensation
                                  ----------------------------------------------------------------------------------------------
                                                                                      Awards           Payouts
                                                                               ----------------------------------
                                   Year   Salary (1)      Bonus       Other    RestrictedSecurities     LTIP       All Other
                                                                                         Underlying
                                                                                           Options
                                                                                 Stock     Awarded                  Compen-
                                                                                Awards   (in shares)   Payouts     sation (2)
--------------------------------------------------------------------------------------------------------------------------------
Wirt D. Walker III
Chairman and                       2003     102,400         -           -          -       20,000         -        20,000.00
Chief Executive Officer            2002     127,846         -           -       30,303     120,000        -        20,000.00
                                   2001     128,077         -           -          -       120,000        -        20,000.00
--------------------------------------------------------------------------------------------------------------------------------
Mat Goodman
President / CEO                    2003     73,623       44,036         -          -          -           -            -
Commander Aircraft Company, Inc.   2002     68,457        3,950         -       48,485     50,000         -            -
                                   2001     59,000       70,072         -          -       53,133         -            -
--------------------------------------------------------------------------------------------------------------------------------
Glenn A. Jackson                   2003     62,400          -           -          -          -           -            -
Chief Financial Officer            2002      9,646          -           -          -          -           -            -
                                   2001        -            -           -          -          -           -            -
--------------------------------------------------------------------------------------------------------------------------------

(1) Salary and bonus payments include voluntary salary reduction contributions to the Company's 401(k) savings plan
(2)  Amounts paid as director's fees unless otherwise indicated



Option Grants in Last Fiscal Year

         The Committee approved the following stock option grants for the executive officers during fiscal years 2002 and 2003.

                                                                                Potential Realizable
                                              Percent of                          Value of Assumed
                                  Number of     Total                             Annual Rates of
                                  Securities   Options                              Stock Price
                                  Underlying  Granted to                          Appreciation for
                                   Options   Employees in  Exercise  Expiration      Option Term
Name                              Granted    Fiscal Year    Price      Date        5%         10%
                                     (1)
------------------------------------------------------------------------------------------------------
Wirt D. Walker, III.....................
                       FY2002      100,000       15%        0.33    4/20/2005       -          -
                                    20,000        3%        0.06    1/18/2008       -          -
                                  ------------------------
                                   120,000       18%

                       FY2003       20,000       100%       0.01    1/31/2009       -          -

John H. deHavilland...................
                       FY2002       20,000        3%        0.06    1/18/2008       -          -

                       FY2003                                                       -          -
                                      -           -           -         -
Matthew J. Goodman..................
                       FY2002       50,000        7%        0.33    4/20/2005       -          -

                       FY2003                                                       -          -
                                      -           -           -         -

-----------------

(1) Each option is non-transferable, vests as to 33% of the shares covered by such option over three years, commencing on the first anniversary of the date of issuance; is canceled prior to vesting in the event the holder either resigns from the Company or is terminated for justifiable cause; and is void after the date listed under the heading "Expiration Date". The exercise price of the stock subject to options was equal to the market value on the date of grant. The number of shares to be issued upon exercise of each option is subject to adjustment subsequent to any stock dividend, split-up, re-capitalization or certain other transactions.

     During 2002, Messrs. Walker, deHavilland, and Criss, directors of the Company were each granted an option to purchase 20,000 shares of Common Stock pursuant to the 1993 Stock Option Plan. During 2003, Walker was granted an option to purchase 20,000 shares of Common Stock pursuant to the 1993 Stock Option Plan. Such options expire five years after the date of grant.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table shows the number of shares of Common Stock acquired by the executive officers upon the exercise of stock options during fiscal 2002 and 2003, the net value realized at exercise, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of December 31, 2002 and 2003 and the value of such options based on the closing price of the Company's Common Stock on December 31, 2002 and December 31, 2003, which was $0.10 and $0.0001 respectively.


                                                                                           Value of Unexercised
                                                                 Number of Securities          In-the-Money
                                 Number of                      Underlying Unexercised            Options
Name                          Shares Acquired      Value      Options at FY End (#) (1)        at FY End (2)
                                                              -------------------------   --------------------------
                             on Exercise (#)   Realized ($)        Exercisable /                Exercisable /
                                                                   Unexercisable                Unexercisable
                             ----------------- -------------- -------------------------   --------------------------
Wirt D. Walker, III.....................
                     FY2002         -                -            60,000 / 220,000               $ - / $ -
                     FY2003         -                -            140,000 / 140,000              $ - / $ -
John H. deHavilland...................
                     FY2002         -                -            60,000 / 140,000               $ - / $ -
                     FY2003         -                -            126,667 / 73,333               $ - / $ -
Matthew J. Goodman.................
                     FY2002         -                -             17,711 / 85,422               $ - / $ -
                     FY2003         -                -             52,089 / 51,044               $ - / $ -


-----------------

(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1999 through 2003 and are exercisable on various dates beginning in 2000 and expiring in 2009.


Equity Compensation Plan Information

         The following table provides certain equity plan information as of the fiscal year ended December 31, 2003.


                                    (a)                 (b)                      (c)
-------------------------------------------------------------------------------------------------------------
Plan Category             Number of securities    Weighted-average      Number of securities
                          to be issued upon       exercise price of     remaining available for future
                          exercise of             outstanding           issuance under equity
                          outstanding options,    options, warrants     compensation plan (excluding
                          warrants and rights     and rights            securities reflected in column (a))
-------------------------------------------------------------------------------------------------------------
Equity compensation               663,633                 $0.42                      2,636,367
plan approved by
security holders
-------------------------------------------------------------------------------------------------------------
Equity compensation                 N/A                    N/A                          N/A
plan not approved by
security holders
-------------------------------------------------------------------------------------------------------------


Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own ten percent of the Company's common stock to file reports of initial ownership of the Company's common stock and changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent owners are also required to furnish the Company with copies of the Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during 2003 all Section 16(a) filing requirements were complied with, except that Wirt D. Walker III is late filing a report covering a grant of stock options to him in December 2003.

Employment Agreement

         In July 2001 the Company entered into an employment agreement with Wirt
D. Walker III to serve as its Chief Executive Officer. Under the agreement, which has a five-year term expiring in July 2006, Mr. Walker receives a base salary of $150,000 and may receive a bonus in an amount based on criteria as determined by the Board of Directors. If Mr. Walker is terminated for reasons other than cause within two years following a change in control of the Company, he is entitled to receive an additional payment equal to 2.99 times his salary then in effect.

                                  PROPOSAL TWO

                  INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

         The Company's Board of Directors has approved, subject to stockholder approval, an amendment to its certificate of incorporation to increase its authorized common stock from 20,000,000 to 100,000,000 shares. The Company currently has approximately 7,110,846 common shares (excluding treasury stock that will be retired) issued and outstanding.

Purpose of the Increase

         The Company has entered into an agreement with Tiger Aircraft LLC ("Tiger") under which it has agreed to issue and sell to Tiger that number of shares of its common stock that, after giving effect to the sale, will result in Tiger owning 80% of the issued and outstanding shares of the Company. The number of shares of common stock to be issued and sold pursuant to this agreement is approximately 28,000,000 shares and the purchase price is $2,800,000. Because the Company currently has only 12,889,154 authorized but unissued shares available to issue in this transaction, the Company will be unable to consummate the transaction unless the certificate of incorporation is amended to increase the number of authorized shares.

         The Tiger transaction will provide the Company with capital to be contributed to its wholly owned subsidiary, Commander Aircraft Company, a Delaware corporation ("Commander"), to be used by Commander to fund its First Amended Chapter 11 Plan (the "Plan") as filed in proceedings pending in the United States Bankruptcy Court for the District of Delaware captioned In Re Commander Aircraft, Inc., Case No. 02-13804.

         The Board of Directors believes that this transaction is in the best interests of the Company, its creditors, and its stockholders, and recommends that stockholders vote to approve the amendment to the Company's certificate of incorporation.

         The Company's agreement with Tiger is included as an appendix to this proxy statement, and a copy of the Company's 2003 annual report on Form 10-KSB is being delivered with this proxy statement.

Overview and Background

         The Company is a publicly traded holding company (Pink Sheets: AVGE.PK) incorporated in the State of Delaware. The Company has two wholly owned subsidiaries: Commander and Strategic Jet Services, Inc. ("SJS"). Commander (www.commanderair.com) manufactures, markets, and provides support services for its own line of single engine, high performance Commander aircraft, and provides consulting, brokerage, and refurbishment services for all types of piston-powered aircraft. SJS previously provided consulting, brokerage, sales, and refurbishment services for jet aircraft.

         As a result of financial difficulties experienced by the Company, during the fourth quarter of 2002, SJS discontinued its operations and Commander suspended production of new aircraft. The Company also implemented other cost and overhead reductions due to the weakness in the Company's business. Management believes this weakness has been primarily the result of depressed economic conditions and anxiety over terrorism and the war in Iraq, which have had a pronounced, adverse effect on large discretionary capital expenditures by businesses and individuals. For more information concerning the Company's financial condition and results of operations, please refer to its annual report on Form 10-KSB that was delivered with this proxy statement, including the financial statements and notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in that report.

     On December 27, 2002, Commander filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in United States bankruptcy court for the District of Delaware. In connection with that filing, management's plan was to:

o continue Commander's operations and provide service and support to the fleet of Commander aircraft owners, including refurbishment services, parts, and pre-owned aircraft brokerage;

o secure adequate Debtor-in-Possession, or "DIP" financing to allow Commander to continue to operate; and

o obtain investor funding for a financial reorganization plan that would allow Commander to emerge from bankruptcy with the Company retaining ownership of Commander and the Company's stockholders retaining some equity ownership in the Company.

     Management believes that it has been successful in fulfilling these objectives. Commander filed a final plan of reorganization on July 5, 2003, following the execution of a letter agreement on that same date with Tiger to fund the plan. The Company entered into a definitive stock purchase agreement with Tiger on November 1, 2003, following which an amended plan was filed with the bankruptcy court on December 10, 2003. The bankruptcy court confirmed this plan on December 10, 2003, with the effective date scheduled for on or before June 30, 2004, unless extended by the consent of Commander, the Company, Tiger, the official committee of unsecured creditors, the U. S. Department of Labor, and Nyltiak Investments, LLC. For additional information concerning the plan, please refer to the Company's 2003 annual report on Form 10-KSB, particularly Note R of the notes to the financial statements included in that report.

         The agreement with Tiger resulted from months of negotiations, contact by members of management with other potential investors, and legal proceedings pursuant to the bankruptcy process that also allowed and invited potential investors to submit investment and financing proposals directly to the court for consideration. Despite these endeavors and this process, no other viable investment or financing proposal, either in the form of a serious expression of interest or a letter of intent, was received by the Company or the court.

         Since the bankruptcy filing, Tiger has provided Commander with DIP financing, which has allowed Commander to continue its operations and provide service and support to the fleet of Commander aircraft owners. Commander expects to resume the production of new aircraft following the consummation of the transaction with Tiger.

Description of the Agreement

         Tiger and the Company have entered into a stock purchase agreement dated as of November 1, 2003. Under the agreement, Tiger has agreed to purchase for $2.8 million shares of common stock of the Company that will constitute 80% of the issued and outstanding shares following the transaction. The purchase price is payable $2.3 million in cash at closing and $500,000 in the form of a demand note. Based upon the number of shares outstanding as of the record date for the Annual Meeting, Tiger would be entitled to receive approximately 28,000,000 shares of Company common stock. In addition, Tiger will be granted warrants to purchase four shares of common stock at a price of $0.01 per share for each share of common stock issuable upon exercise of Company stock options outstanding as of the date of the agreement. These warrants will be exercisable only upon exercise of existing Company stock options, all of which are substantially out-of-the-money at this time. The exact numbers of shares of common stock and warrants to be issued to Tiger will be determined based upon the number of shares of Company common stock and stock options outstanding immediately prior to closing of the transaction.

         The agreement includes representations, warranties and closing conditions customary for agreements of this nature, including due authorization of the shares to be issued in the transaction. In addition, the agreement requires that Tiger shall have received the resignations of the directors of the Company and its subsidiaries.

Effect of the Transaction

         Approximately $2 million of the proceeds of Tiger's investment will be used to finance Commander's bankruptcy plan. The Company will contribute this amount to Commander in exchange for common stock of the reorganized entity, which in turn will use it to pay creditors of Commander in accordance with the bankruptcy plan. The remaining approximately $800,000 will be used by the Company for working capital. Under the plan, approximately $3 million of the Company's consolidated indebtedness will be extinguished. The remaining $800,000 of proceeds of Tiger's investment will be available to the Company for working capital purposes. The Company believes that this reduction in debt and infusion of working capital will enable it to resume manufacture of new Commander aircraft and continue operations. There can be no assurance, however, that the Company will not require additional working capital in the near future or that additional capital will be available, if required.

         Tiger or a designated affiliate will, following the consummation of the proposed transaction, own 80% of the outstanding common stock of the Company and will thus have the ability to control the business and management of the Company. Tiger will designate the individuals to fill the vacancies on the Company's Board of Directors created by the resignation of the Company's current directors on the closing date of the transaction.

Information Concerning Tiger

         Tiger Aircraft, LLC, is a privately held West Virginia limited liability company, whose stockholders are Yao Wha Glass Co., a subsidiary of the Ministry of Economic Affairs, R.O.C., Segull Decor Ltd., Overseas Industrial Development Corp. R.O.C., and TFX Management Group Inc., a subsidiary of Teleflex Incorporated, a public company listed on the New York Stock Exchange.

         Tiger manufactures, sells, and supports a four place entry level aircraft that is complementary in the market place with the four place high performance aircraft produced by Commander. It is expected that the relationship with Tiger will produce some manufacturing, operational, and marketing synergies and efficiencies.

Interests of Certain Persons in the Transaction

            Under the Company's agreement with Tiger, the Company's directors are required to resign effective upon consummation of the transaction. The agreement does not require Tiger to cause the Company to retain or enter into employment agreements with any of the Company's officers or employees. It is the Company's understanding, however, that Tiger intends for the Company to retain the Company's President, Matthew Goodman, and its Chief Financial Officer, Glenn Jackson, following the transaction. In addition, Wirt D. Walker III, the Company's Chairman and Chief Executive Officer, currently has an employment agreement with the Company, which is described above. While Mr. Walker and representatives of Tiger have discussed the possibility of renegotiating this agreement and Mr. Walker providing services to the Company as a consultant or in some capacity other than Chief Executive Officer following the transaction, there currently are no agreements or understandings to that effect and the Company does not anticipate entering into such an agreement prior to consummation of the transaction, if at all.

            The President of Tiger, N. Gene Criss, held various positions with the Company, including President and Chief Executive Officer, from November 1992 until June 1998, and was a director of the Company from August 1993 until June 2003. Mr. Criss currently owns less than 1% of the outstanding shares of Common Stock of the Company.

Effect of a Failure to Approve the Proposal

         If the certificate amendment is not approved, the Company will not be able to consummate the transaction with Tiger and Commander will not be able to implement its bankruptcy plan. As a result, it will not have sufficient working capital to continue operations, and could be subject to legal actions by creditors resulting in the liquidation of the Company.

Board Recommendation

         The Board of Directors of the Company recommends that stockholders vote "FOR" the proposed amendment to the Company's certificate of incorporation.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Murrell, Hall, McIntosh & Co., PLLP, to audit the Company's financial statements for the fiscal year ending December 31, 2004. Representatives of Murrell, Hall, McIntosh & Co., PLLP are expected to participate in the 2004 Annual Meeting by telephone and be afforded an opportunity to make a statement and to respond to appropriate questions.

         Audit Fees. The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 and the review of the financial statements included in the Company's Forms 10-Q for fiscal years 2003 and 2002 totaled $36,000 and $21,000, respectively.

         Audit-Related Fees. The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 and that are not disclosed in the paragraph captioned "Audit Fees" above, were $0 and $0, respectively.

         Tax Fees. The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and December 31, 2002 were $0 and $0, respectively.

         All Other Fees. The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP for products and services, other than the services described in the paragraphs "Audit Fees," "Audit-Related Fees," and "Tax Fees" above for the fiscal years ended December 31, 2003 and December 31, 2002 were $1,500 and $500, respectively. The services performed by Murrell, Hall, McIntosh & Co., PLLP in connection with these fees consisted of preparing the Company's SEC filings for electronic filing and transmitting the filings to the SEC.

         The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and permissible non-audit services provided by Murrell, Hall, McIntosh & Co., PLLP in fiscal 2003.

         Change in Accountants. On November 4, 2003, the Company appointed Murrell, Hall, McIntosh & Co PLLP as its independent auditors.

         On February 14, 2003, Grant Thornton LLP ("Grant Thornton") resigned as independent auditors of the Company. Grant Thornton advised the Company that the reason for its resignation was that it had determined that in light of the Company's financial condition and size, the Company did not meet Grant Thornton's then current criteria for public-company audit clients.

         The reports of Grant Thornton as of and for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report on the Company's 2001 financial statements contained an explanatory paragraph describing an uncertainty about the Company's ability to continue as a going concern. During the two fiscal years ended December 31, 2001, and during the subsequent interim periods prior to February 14, 2003, there were no (i) disagreements between Grant Thornton and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements, or (ii) events as described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, except as described below.

         On February 21, 2003, the Company filed a report on Form 8-K disclosing the resignation of Grant Thornton, and on March 7, 2003 the Company filed an amendment to the report on Form 8-K. The March 7 amendment included as an exhibit a letter from Grant Thornton dated March 5, 2003. The Company is further amending the report on Form 8-K to include under this Item 4 the following language, which was contained in Grant Thornton's March 5 letter previously filed as an exhibit. References to "we" and "us" in this excerpt from Grant Thornton's letter refer to Grant Thornton.

"On January 10, 2003, the Registrant filed a Form 10-QSB/A for the period ended June 30, 2002, in which the Registrant reported that:

       During the preparation of the third quarter 2002 financial statements, management identified certain excess capacity costs of approximately $662,000 which were capitalized as work in process inventories as of June 30, 2002. Management believes these costs were incurred primarily as a result of the reduced manufacturing environment and should have been expensed during the second quarter 2002.

Management reported this improper capitalization to us in November 2002. By way of a letter dated February 14, 2003 (Internal Control Communication), we notified the Registrant's Management and Audit Committee of certain matters involving internal control and its operation that we considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. More particularly, we informed them that "...the reportable condition relating to `work in process inventory [that] included significant excess capacity costs that should have been expensed as incurred,'" in our view, constituted "a material weakness...." We also noted in our Internal Control
Communication that:

       We have been informed that management took appropriate remedial actions to amend the second quarter interim financial statements and implemented additional controls to provide reasonable assurance that excess capacity costs are expensed and not capitalized as work in process inventory.

Separately, and in addition to the matter involving the capitalization of excess capacity costs, we also pointed out in our February 14, 2003 Internal Control Communication that the Registrant's "...current principal financial officer and existing accounting department staff may lack the requisite expertise needed for assessing and applying new and non-routine accounting principles and for preparing required financial and SEC reporting disclosures" and made recommendations for improvement."

         We have responded to this concern by engaging the services of an outside Certified Public Accountant on a consulting basis to assist our principal financial offer with assessing and applying new and non-routine principles and in preparing financial and other disclosures.

         The Company furnished Grant Thornton with a copy of this amendment to its report and requested it to furnish the Registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the Registrant in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of Grant Thornton's letter is filed as Exhibit 16 to the amendment to Form 8-K.

                                  OTHER MATTERS

         Management is not aware of any matters to be presented for action at the meeting other than the proposals described in this proxy statement. If any additional matters properly come before the meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

                                     APPENDIX

                              STOCK PURCHASE AGREEMENT

         THIS IS AN AGREEMENT dated as of November 1, 2003 by and between Tiger Aircraft, LLC, a West Virginia limited liability company ("Tiger") and Aviation General, Inc., a Delaware corporation ("AGI)

BACKGROUND

A. AGI proposes to issue and sell to Tiger, which proposes to buy from AGI, that number of shares of the common stock (the "Stock") of AGI which, after giving effect to such sale, will result in Tiger's owning 80% of the issued and outstanding shares of AGI. The shares of Common Stock to be issued and sold hereunder, as more fully described below, are referred to as the "Purchased Shares".

B. The proposed sale is intended to provide AGI with capital to be contributed to its wholly owned subsidiary, Commander Aircraft, Inc., a Delaware corporation ("Commander"), and is then to be used by Commander to funds its First Amended Chapter 11 Plan (the "Plan") as filed in certain proceedings (the "Chapter Proceedings") pending in the United States Bankruptcy Court for the District of Delaware (the "Court") captioned in Re Commander Aircraft, Inc., Case No. 02-13804.

C. Pending confirmation of the Plan, and closing of the transactions contemplated hereunder, Tiger has agreed to provide to Commander, as debtor in possession, certain financing (the "DIP Financing"). As of the date hereof, the Court has approved $300,000 in DIP Financing, all of which has heretofore been advanced in accordance with the terms of the DIP Financing heretofore approved by the Court; and authorized certain Additional DIP Financing as hereinafter described.

D. As a condition of the sale and issuance of Purchased Shares, Tiger has agreed
(i) to make certain additional DIP Financing available, subject to approval of the Court; and (ii) to revise certain of the terms of the existing DIP Financing, all subject to necessary court approvals.

         NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration the mutual receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be legally bound, agree as follows:

                                      TERMS

1.  Purchase And Sale Of Stock.

(a) Upon the basis of the representations and warranties contained herein and subject to the terms and conditions of this Agreement, at the time of "Closing" (as hereinafter defined) AGI shall issue and sell to Tiger or its "Affiliated Nominee" which, for purposes of this Agreement, means an entity that is under not less than thirty percent (30%) common ownership with Tiger and which assumes all of Tiger's rights and obligations under this Agreement, and Tiger or its Affiliated Nominee shall purchase from AGI, that number of shares of Common Stock which, after giving effect thereto, will equal eighty percent (80%) of the issued and outstanding shares of Common Stock of AGI (the "Purchased Shares"), as more fully set forth herein.

(b) The purchase price ("Purchase Price") for the Purchased Shares is Two Million Eight Hundred Thousand Dollars ($2,800,000.00) to be paid as follows:

         (1) Five Hundred Thousand Dollars ($500,000.00) to be paid on demand at any time after the Closing, which deferred payment shall be evidenced by a note (the "Purchase Money Note") to be delivered at Closing which shall be substantially in the form of Exhibit 1 attached hereto. In the event that Tiger shall designate an Affiliated Nominee as purchaser of the Purchased Shares at Closing, both Tiger and its Affiliated Nominee purchaser shall be obligated on the Purchase Money Note; and

         (2) Two Million Three Hundred Thousand Dollars ($2,300,000.00) by wire transfer of immediately available funds at Closing.

2. Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares (the "Closing") shall be at 10:00 AM (local time) at the offices of Beckman and Associates, Two Penn Center Plaza, Suite 910, Philadelphia, PA 19102, on such date which is the Effective Date (as defined in the Plan, as the Plan shall be modified as hereinafter set forth) of the Plan (as hereinafter defined). Such time and date is sometimes hereinafter referred to as the "Closing Date" or "Closing".

3. Procedure At the Closing. At the Closing:

(a) AGI shall deliver to Tiger or its Affiliated Nominee purchaser certificates in respect of the Purchased Shares duly executed by the officers of AGI in accordance with the Certificate of Incorporation and bylaws of AGI, and one or more warrants to purchase shares as contemplated by Section 4 (d) of this Agreement.

(b) Tiger and its Affiliated Nominee purchaser (if any) shall deliver to AGI the Purchase Money Note and the cash portion of the Purchase Price by wire transfer of immediately available funds to such accounts as shall have been designated by AGI for such purposes.

(c) The parties shall also deliver such instruments, agreements and other documents as are contemplated by this Agreement.

4. Representations and Warranties Of AGI. In order to induce Tiger to enter into this Agreement and to consummate the transactions contemplated hereunder, AGI hereby makes the following representations, warranties, covenants and agreements:

(a) Organization and Existence. AGI is a corporation duly incorporated and presently existing in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted. The nature of the business of AGI and the character of the properties owned or leased by it, do not require AGI to qualify to do business as a foreign corporation in any other state. AGI has delivered to Tiger a true and correct copy of the Articles of Incorporation (duly certified by the Secretary of State of Delaware) and By-Laws of AGI (certified by its Secretary).

(b) Subsidiaries or Other Entities. AGI has no investments or ownership interests in any corporations, partnerships, joint ventures or other business enterprises except Commander and Strategic Jet Services, Inc. ("SJS"), of which it owns all of the issued and outstanding shares of capital stock of all classes.

(c) Capitalization. AGI is authorized to issue (i) 20,000,000 shares of common stock, $0.50 par value, of which 6,859,330 shares are issued and outstanding at the time of the execution of this Agreement and (ii) 5,000,000 shares of preferred stock, none of which have been issued or are outstanding, nor has AGI's Board of Directors taken any action to approve the issuance of any specific shares of preferred stock. All of the issued and outstanding shares of common stock of AGI have been duly issued, are validly outstanding, are fully paid and nonassessable; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued shares of the capital stock of AGI, except as set forth on Exhibit 4(c). AGI has no liability for dividends declared but unpaid. At the Closing, and except as set forth on Exhibit 4(c), there will not be outstanding any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of capital stock of the Company, Commander or SJS in respect of any securities or instruments convertible into such shares.

(d) Issuance of Purchased Shares. At the time of Closing, there will be no impediments to the sale and issuance of the Purchased Shares to Tiger or its Affiliated Nominee. Upon delivery of the Purchased Shares to Tiger or its Affiliated Nominee, the Purchased Shares (i) shall constitute eighty percent (80%) of the issued and outstanding shares of capital stock of AGI, and (ii) shall be duly authorized by all corporate and shareholder action, validly issued, fully paid and non-assessable. At the Closing there shall also be issued to Tiger warrants (the "Warrants") to purchase (at a purchase price of $.01 per share, subject to adjustments as set forth in the warrant) four (4) shares for each stock option currently outstanding which Warrants shall be exercisable upon exercise of such stock options at the rate of four (4) Warrants for each share of AGI common stock issued upon the exercise of any option. The form of the Warrants to be issued to Tiger or its Affiliated Nominee purchaser at the Closing is annexed hereto and incorporated herein as Exhibit 4 (d).

(e) Financial Condition. AGI has furnished to Tiger copies of the following financial statements of AGI, all of which are true and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied (except to the extent otherwise reported):

         (1) A balance sheet ("Balance Sheet") of AGI as of December 31, 2002 (the "Balance Sheet Date").

         (2) Statements of income and retained earnings of AGI for the twelve
(12) months ended December 31, 2002. (Collectively, the Balance Sheet and statements of income and retained earnings are hereinafter referred to as the "Financial Statements").

         (3) The Financial Statements are complete and correct and in accordance with the books of account and records of AGI and present fairly the financial position of AGI's business and the income, stockholders' equity and cash flow of AGI's business at the dates and for the periods indicated.

(f) Liabilities. As of the Closing, and after consummation of the Plan, neither AGI nor its assets or properties will be subject to any liabilities or obligations (accrued, absolute, contingent or otherwise) except as set forth on the Balance Sheet or described in the notes to the Financial Statements or set forth in Schedule 4F hereto, and AGI will not be in material default in respect of any material term or condition of any material indebtedness or liability.

(g) Tax Matters. All taxes, including, without limitation, withholding and social security taxes due with respect to AGI's employee, federal and state income tax liabilities, corporate franchise taxes, sales, use, excise and ad valorem taxes, due, payable or accrued by AGI on or before the Closing Date have or will be paid (which shall include payment by Commander pursuant to the plan). AGI has filed all reports required to be filed by it with all such taxing authorities.

(h) Litigation. AGI has not received any notices of material default and is not in material default of (i) any order, writ, injunction or decree of any court, or any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality, or (ii) any agreement or obligation to which AGI is a party or by which AGI is bound or to which AGI or any of the property of AGI's may be subject, except as set forth on
     Exhibit 4(h). There are no material outstanding claims, actions, suits, proceedings or investigations pending or, to the knowledge of AGI, threatened against AGI or which affect AGI or any of its assets or property, at law or in equity before or by any federal, state, municipal court or other governmental department, authority, commission, board, bureau, agency or instrumentality, except as set forth on Exhibit 4(h).


(i) No Broker's or Agent's Fees. No agent, broker, finder, representative or other persons or entity acting pursuant to authority of AGI will be entitled to any commissions or finder's fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

(j) No Material or Adverse Change. Since the Balance Sheet Date, there has not been (i) any material adverse change in the financial condition, assets, liabilities, business or results of operations of AGI, except with respect to the bankruptcy of Commander and the cessation of operations of SJS; (ii) to the knowledge of AGI, any threatened or prospective event or condition of any character whatsoever which could materially and adversely affect the business, financial condition or results of operations of AGI; (iii) any sale or other disposition of any of AGI's assets other than in the ordinary course of business; or (iv) any damage, destruction or loss (whether or not insured) materially and adversely affecting the property, business or prospects of AGI.

(k) Due Authorization and Absence of Breach. This Agreement and all other agreements of AGI contemplated hereunder constitute valid and binding obligations of AGI, enforceable in accordance with their respective terms. Subject to obtaining any necessary shareholder approval to the amendment of the Company's certificate of incorporation to increase the number of authorized shares of the Company, at the Closing, neither the execution and delivery of this Agreement (or any agreement contemplated hereunder) nor the consummation of the transactions contemplated hereby will, as of
     Closing: (i) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against AGI or AGI; or (iii) result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against AGI or AGI or its assets.

(l) Authority to Contract. Subject to AGI receiving shareholder approval for the amendment of its Certificate of Incorporation to increase the number of authorized shares of capital stock as aforesaid, AGI has the full power, right and authority to enter into and perform consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any provision of or constitute a default under any lease, indenture, mortgage, deed of trust or other agreement or instrument of any order, decree, statute or restriction to which AGI is a party or by which AGI is bound or to which the outstanding shares of stock of AGI or any of the properties of AGI is subject.

(m) Accuracy of the Information Furnished by AGI. No representation, statement or information made or furnished by AGI to Tiger, including those contained in this Agreement and the various exhibits attached hereto and the other information and statements referred to herein, contains or shall contain any untrue statement of any material fact.

5. Representations and Warranties of AGI re Commander. As a further inducement to Tiger to enter into this Agreement and to consummate the transactions contemplated hereunder, AGI hereby makes the following representations, warranties with respect to Commander.

(a) Organization and Existence. Commander is a corporation duly incorporated and presently existing in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted. Commander is qualified to do business in the state of Oklahoma which, by the nature of the business of Commander and the character of the properties owned or leased by it, is the only state in which Commander is required to qualify to do business as a foreign corporation. AGI has delivered to Tiger a true and correct copy of the Articles of Incorporation (duly certified by the Secretary of State of Delaware) and By-Laws of Commander (certified by its Secretary).

(b) Subsidiaries or Other Entities. Commander has no investments or ownership interests in any corporations, partnerships, joint ventures or other business enterprises.

(c) Capitalization. The authorized capital of Commander consists of 1,000 shares of common stock of which 1,000 shares are currently issued and outstanding. On the Effective Date, all of the currently issued and outstanding shares of stock of Commander shall be cancelled pursuant to the Plan, and AGI shall, pursuant to the Plan, purchase new shares of common stock of Commander, constituting 100% thereof, pursuant to the terms et forth therein. At the Closing there will not be outstanding any subscriptions, options, agreements or other commitments in respect of the issuance or sale of any shares of capital stock of Commander or in respect of any securities or instruments convertible into such shares.

(d)  Financial Condition.

         (1) AGI has furnished to Tiger copies of the bankruptcy schedules, Plan, claims register, Disclosure Statement (collectively, the "Bankruptcy Documents") and monthly operating reports of Commander. The Bankruptcy Documents are true, correct and complete in all material respects.

         (2) Subject to the Bankruptcy Court's allowance or disallowance of claims, the foregoing financial documents are complete and correct and in accordance with the books of account and records of Commander and present fairly the financial position of Commander's business and the income, stockholders' equity and cash flow of Commander's business at the dates and for the periods indicated.

(e) Assets. Commander has good and marketable title to, and is in possession of, all of its assets, equipment, vehicles, properties and rights, including all properties, assets, vehicles and equipment as shown on the Balance Sheet, free and clear of all liabilities, mortgages, liens, pledges, security interests, restrictions, conditional sales agreements, title retention agreements, charges or encumbrances except as shown on the bankruptcy documents.

(f) Liabilities. Except as set forth in the Bankruptcy Documents, or in any other Exhibit, Certificate or Schedule delivered pursuant this Agreement, neither Commander nor its assets or properties are subject to any liabilities or obligations (accrued, absolute, contingent or otherwise) except for liabilities incurred in the ordinary course of business after February 1, 1999, and Commander is not in material default in respect of any material term or condition of any material indebtedness or liability. The transactions contemplated by this Agreement do not and will not subject Commander or AGI to any claim or liability for any obligation, debt or contract other than as specifically disclosed in this Agreement and the Schedules attached hereto. All required consents of creditors and customers, if any, have been, or by Closing will be, obtained for performance of this Agreement.


(g) Material Contracts. Attached hereto as Schedule 5(g) is a list and brief description, as of the date of this Agreement, of certain leases, contracts, commitments, agreements and other documents to which Commander is a party or by which it is bound and which is related to the operation of its business. Except for contracts and documents listed in Schedule 5(g), Commander is not a party to or bound by any written or oral (I) contracts not made in the ordinary course of business; (ii) employment contracts, other than those terminable at the will of Commander; (iii) contracts with any labor union or association; (iv) bonus, pension, profit sharing, retirement, hospitalization, insurance or other plan providing employee benefits; (v) leases with respect to any property, real or personal, whether as lessor or lessee; (vi) continuing contracts for the future purchase of materials, supplies or equipment in excess of the requirements of its business now booked; (vii) contracts or commitment for capital expenditures; (viii) contracts continuing over a period of more than six
     (6) months from its date; or (ix) material contracts necessary to conduct the operations and business of Commander. A true copy of each contract, commitment and agreement listed on Schedule 5(g) will be furnished to Tiger prior to Closing.

(h) Employees - Labor Matters. Attached hereto as Schedule 5(h) is a complete list of all employees of Commander whose duties are related to the operation of the business of Commander. AGI warrants there exists no pending or threatened actions by any employees alleging sex, age, race, or other discriminatory practices, no current effort to organize these employees into collective bargaining units, and no collective bargaining agreement is now in effect. There are no contracts, written or oral, between Commander and any of its employees except as specifically disclosed in Schedule 5(h).

(i) Insurance. Commander maintains in effect insurance covering its assets and businesses and any liabilities relating thereto in an amount believed adequate by AGI, and such insurance coverage shall be maintained by Commander through the Closing Date. Between the date hereof and the Closing date, AGI shall cause Commander to furnish to Tiger such information as Tiger shall reasonably request regarding Commander's insurance. Except as set forth in Schedule 5(i) attached hereto, there are no pending material property damage or personal injury claims against Commander or any of its assets.

(j) Licenses and Permits. Commander possesses all licenses and other required governmental or official approvals, permits or authorizations, if any, the failure to possess which would have no material adverse effect on the businesses, financial condition or results of operations of Commander including, without limitation, all common carrier rights, certificates of public need, waste material transportation permits, trademarks and trade names necessary to carry on its business as now being conducted, without known conflict with valid licenses, permits, trademarks and trade names of others. All such licenses and permits are in full force and effect, and no violations are or have been recorded in respect to any thereof, and no proceeding is pending, or to the knowledge of AGI threatened, to revoke, suspend or otherwise limit such licenses or permits. All licenses or permits will survive the closing of the transactions contemplated by this Agreement.

(k) Tax Matters. Commander has timely filed all federal, state, sales tax, franchise tax, and other tax returns which are required to be filed by it and has paid or has made provision for the payment of all taxes which have or may become due pursuant to said returns. All taxes, including, without limitation, withholding and social security taxes due with respect to Commander's employee, federal and state income tax liabilities, corporate franchise taxes, sales, use, excise and ad valorem taxes, due, payable or accrued by Commander on or before the Closing Date have or will be paid pursuant to the Plan. Commander has filed all reports required to be filed by it with all such taxing authorities.

(l) Litigation. Except as disclosed in Schedule 5(l) attached hereto, Commander has not received any notices of material default and is not in material default of (i) any order, writ, injunction or decree of any court, or any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality, or (ii) any agreement or obligation to which Commander is a party or by which Commander is bound or to which Commander or any of the property of Commander's may be subject. There are no material outstanding claims, actions, suits, proceedings or investigations pending or, to the knowledge of AGI or Commander, threatened against Commander or which affect Commander or any of its assets or property, at law or in equity before or by any federal, state, municipal court or other governmental department, authority, commission, board, bureau, agency or instrumentality.

(m) Compliance with Laws. Commander is in compliance in all material respects with all federal, state and local laws, ordinances, regulations, rules, and orders applicable to it or its assets including, without limitation, all laws and regulations relating to the protection of the environment, the safe conduct of Commander's business, anti-competitive practices, discrimination, employment, wage and hour practices and health. Commander has not received notification of any asserted past or present failure to comply with any of such laws or regulations.

(n) Environmental Matters. There are no claims, actions, suits, proceedings or investigations relating to any Environmental Law (as hereinafter defined) pending or threatened against or affecting Commander. Without limiting the generality of the foregoing: (i) no release of any hazardous substance, toxic waste or controlled substance has occurred or is occurring as a result of the business of Commander; (ii) no hazardous substance, medical waste, toxic waste or controlled substance is currently present at, or has been previously generated, stored, treated or disposed of at any landfill by Commander or through the conduct of the business of Commander except deminimis amounts mixed with household waste; (iii) no underground or partially underground storage tank has been or is currently located at any facility of Commander; (iv) the business, activities and processes heretofore conducted by Commander comply in all material respects with all applicable Environmental Laws; (v) no facility of Commander is listed on any list, registry or other compilation of sites that require, or potentially require, removal, remedial action or any other response under any Environmental Law as the result of the presence, release or potential release of any hazardous substance, medical waste, toxic waste, or controlled substance; (vi) neither AGI nor Commander has received any notice that Commander is liable or responsible, or potentially liable or responsible, for any costs of any removal, remedial action or other response under any Environmental Law as the result of the presence, release or potential release of any hazardous substance, medical waste, toxic waste, or controlled substance; and (vii) there is no pending litigation or administrative proceeding (and neither AGI nor Commander knows or has reason to know of any potential or threatened litigation or administrative proceeding) in which it is asserted that Commander has violated or is not in compliance with any material Environmental Law. "Environmental Law" means all laws, statutes or acts of the United States of America, the state of Pennsylvania, or any political subdivision thereof, that relate to the condition of the air, ground or surface water, land or other parts of the environment, to the release or potential release of any substance or radiation into the air, ground or surface water, land or parts of the environment, or to the manufacturer, processing, distribution, use, treatment, storage, disposal, transport or other handling of substances that might pollute, contaminate or be hazardous or toxic if present in the air, ground or surface water, land, or other parts of the environment.

(o) No Broker's or Agent's Fees. No agent, broker, finder, representative or other person or entity acting pursuant to authority of Commander will be entitled to any commission or finder's fee in connection with the origination, negotiation, execution, or performance of the transactions contemplated under this Agreement.

(p) No Material or Adverse Change. Since the Petition Date, except as set forth in the bankruptcy filings, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, business or results of operations of Commander; (ii) to the knowledge of AGI or Commander, any threatened or prospective event or condition of any character whatsoever which could materially and adversely affect the business, financial condition or results of operations of Commander; (iii) any sale or other disposition of any of Commander's material assets without court approval other than in the ordinary course of business; or (iv) any damage, destruction or loss (whether or not insured) materially and adversely affecting the property, business or prospects of Commander.

(q) Due Authorization and Absence of Breach. Neither the execution and delivery of this Agreement (or any agreement contemplated hereunder) nor, subject to confirmation of the Plan and court approval, the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Commander; (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against Commander or AGI; or (iii) result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against AGI or Commander or its assets; provided that the revisions to the DIP Financing contemplated hereby is subject to the approval of the Court.

(r) Authority to Contract. Subject to confirmation of the Plan, the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any provision of or constitute a default under any lease, indenture, mortgage, deed of trust or other agreement or instrument or any order, decree, statute or restriction to which AGI or Commander is a party or by which Commander is bound or to which the outstanding shares of stock of Commander or any of the properties of Commander is subject.

6. REPRESENTATION AND WARRANTIES OF TIGER. In order to induce AGI to enter into this agreement and to consummate the transactions contemplated hereunder, Tiger hereby makes the following representations, warranties, covenants and agreements:

(a) Organization and Existence. Tiger is a limited liability company duly organized, validly existing and in good standing under the laws of the State of West Virginia and has all the requisite corporate power and authority to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

(b) Authority to Contract. The execution, delivery and performance of this Agreement by Tiger has been duly approved by its Members, and no further action is necessary on the part of Tiger to consummate the transactions contemplated by this Agreement, assuming due execution of this Agreement by the Parties.

(c) No Broker's or Agent's Fees. No agent, broker, finder, representative or other person or entity acting pursuant to the authority of Tiger will be entitled to any commission or finder's fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

(d) Accuracy of Information Furnished by Tiger. No representation, statement or information made or furnished by Tiger to AGI in this Agreement, or in connection with the transactions contemplated hereby contains, or at Closing shall contain any untrue statement of any material fact or omits or shall omit any material fact necessary to make the information contained herein true.

(e) Investment Representation. Tiger is purchasing the Purchased Shares and Warrants for Tiger's own account and not with a view to or for sale in connection with any distribution of the Purchased Shares or Warrants. Tiger acknowledges that the Purchased Shares and Warrants have not been registered under the Securities Act of 1933, as amended, (the "Act") or qualified under the securities laws of any state or other jurisdiction. Tiger understands that the Purchased Shares and Warrants are "restricted" under Act and that under such Act and applicable regulations the Purchased Shares and Warrants may be resold without registration under the Act only in certain limited circumstances and that otherwise the Purchased shares and Warrants may have to be held indefinitely. Tiger, by way of the business and financial experience of Tiger's officers and advisors, is capable of evaluating the risks and merits of this investment.

7. ADDITIONAL AGREEMENTS OF AGI. AGI further agrees with Tiger as follows:

(a) Access to Offices and Records. AGI shall, and shall also cause Commander to, afford representatives of Tier, from and after the date of execution of this Agreement, full access, during normal business hours and upon reasonable notice, to all offices, books, properties, contracts, documents and records of AGI and Commander and to furnish to Tiger or its representatives all additional information, including financial or operating information with respect to the business and affairs of both AGI and Commander that Tiger or its representatives may reasonably request.

(b) Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing date, except as otherwise provided by the prior written consent or approval of Tiger:

         (1) AGI will, and will cause Commander to, conduct their respective business and operations in the manner in which the same has heretofore been conducted and AGI will, and will use its best efforts to cause Commander to: (i) preserve AGI and Commander's respective current business organization intact;
(ii) keep available to Tiger the services of their current employees and Commander's agents and distributors; and (iii) preserve Commander's current relationships with customers, suppliers and others having business dealing with Commander.

         (2) AGI will cause Commander to maintain all of its properties in customary good repair, order and condition, reasonable wear and use excepted, and will maintain its existing insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

         (3) AGI will take action to insure that neither AGI nor Commander will:
(i) pay any bonus or increase the rate of compensation of any of Commander's employees or enter into any new employment agreement or amend any existing employment agreement; (ii) make any general increase in the compensation or rate of compensation payable or to become payable to Commander's hourly-rated employees; (iii) sell or transfer any of AGI's or Commander's assets other than with Court approval or in the ordinary course of business; (iv) obligate itself for capital expenditures other than in the ordinary course of business and not unusual in amount; or (v) incur any material obligations or liabilities, which are not in the ordinary course of business, or enter into any material transaction other than in the ordinary course of business.

         (4) AGI shall not, and shall not permit Commander to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of capital stock of any class.

(c) Execution of Further Documents by AGI. From and after the Closing, upon the reasonable request of Tiger, AGI shall execute, acknowledge and deliver such documents as may be appropriate to carry out the transactions contemplated by this Agreement.

(d)  Indemnification by AGI.

         (1) AGI will indemnify and hold Tiger harmless from and against any and all damage, loss, cost, deficiency, assessment, liability or other expense (including reasonable attorney's fees, costs of court and litigation expenses, if any) suffered, incurred or paid by Tiger as a result of:

         (A) The untruth, inaccuracy, breach or violation of any representation, warranty, covenant or other obligation of AGI set forth in or made in connection with this Agreement; or

         (B) The enforcement of Tiger's right to indemnification under this Agreement.

Tiger shall give written notice to AGI of any claim, action, suit or proceeding relating to the indemnity herein provided by AGI not later than ten (10) days after Tiger has received notice thereof. AGI shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to Tiger), any such action, suit or proceeding. Tiger and AGI agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.

         (2) Except as herein expressly provided, the remedies provided in paragraph 7(d) hereof shall be cumulative and shall not preclude assertion by Tiger of any other rights or the seeking of any other remedies available against AGI at law or in equity.

8. Concerning the DIP Financing.

(a) The Court has heretofore approved Debtor-in-Possession Financing ("DIP Financing") whereby Tiger was authorized to lend to Commander, and Commander was authorized to borrow from Tiger, the sum of $300,000, plus additional amounts at the rate of $50,000 per month beginning October 7, 2003 and continuing each month thereafter until the earlier of the Closing or such date as this Agreement shall be terminated (the "Additional DIP Financing")(the DIP Financing and the Additional DIP Financing are sometimes collectively referred to herein as the "Revised DIP Financing"); which DIP loan is an administrative claim in the Chapter 11 Proceedings and is secured by those assets set forth in the various loan documents executed in connection with the DIP Financing. As of the date hereof, Tiger has advanced the principal sum of $300,000 in respect of the Revised DIP Financing.

(b) Tiger agrees to advance the Additional DIP Financing to Commander as needed and reasonably approved by Tiger up to the cumulative amounts authorized by the Court, not to exceed Fifty thousand Dollars ($50,000) in any month between the date hereof and the Closing (except that Tiger understands that Commander may need up to $100,000 during the month of November 2003 in order to be able to satisfy certain obligations that have been disclosed to Tiger), subject to the following conditions:

         (1) The representations and warranties made by AGI as set forth herein shall be true and correct as of the date of each request for advance of the Additional DIP Financing;

         (2) Commander shall have provided to Tiger a statement of proposed uses of funds and such additional information as to sources and uses of available cash all in such detail as Tiger may request;

         (3) Commander shall have provided to Tiger, at such intervals as Tiger may specify, statements of receipts and disbursements setting forth in such detail as Tiger may request the actual sources and uses of cash; and

         (4) Commander shall provide such other and additional information as to its operating and financial condition as Tiger may request from time to time.

Advances of any amounts of the Revised DIP Financing may, at Tiger's election and with Commander's approval, be made directly to Commander, or, directly to Commander's vendors or creditors.

(c) Notwithstanding the terms applicable to the DIP Financing as previously approved by the Court, Tiger agrees that the principal and accrued interest on the Revised DIP Financing shall not be called, and demand therefore shall not be made until the occurrence of the earliest of the following events:

         (1) The Effective Date of the Plan and Closing or of any other Plan which may be confirmed in the Chapter 11 Proceeding;

         (2) Dismissal of the Chapter 11 Proceeding; or

         (3) Conversion of the Chapter 11 Proceeding to a proceeding under Chapter 7 of the Bankruptcy Code.

(d) In the event that Tiger breaches its agreement to purchase the Purchased Shares at the Closing (and provided that all of the conditions precedent to Tiger's obligation to close have been satisfied), then, as AGI's and Commander's sole and exclusive remedy for any breach of this Agreement, the first $430,000 in principal of monies advanced in respect of the Revised DIP Financing, together with interest accrued thereon (the "Liquidated Damage Amount"), shall be forgiven, and the Liquidated Damage Amount forgiven shall be deemed paid to Commander from Tiger's prior advances of the Revised DIP Financing, all as liquidated damages, and not as a penalty; provided that such forgiveness of Liquidated Damage Amount of the Revised DIP Financing as liquidated damages shall not in any manner affect Commander's continuing obligations in respect of any balance of the Revised DIP Financing in excess of the Liquidated Damage Amount or Tiger's security therefore. To the extent that Tiger breaches this Agreement at any time and, at the time of such breach the principal amount of the Revised DIP Financing shall be less than the Liquidated Damage Amount then, in such case, Tiger shall be obligated to pay the difference between the then outstanding balance of the Revised DIP Financing and the Liquidated Damage Amount to Commander in satisfaction of its obligation under this Section to pay the entire Liquidated Damage Amount. Except for the provisions in this Section for payment of the Liquidated Damage Amount, in the event that Tiger or any Affiliated Nominee shall fail, for any reason or no reason whatsoever (provided that the conditions precedent to Tiger's obligations have been fulfilled) to consummate the transactions contemplated hereunder, then, upon Tiger's delivery to AGI and Commander of appropriate instruments for the forgiveness of the Liquidated Damage Amount and the forgiveness of the AGI Advance (as provided in Section 13 hereof), this Agreement shall automatically terminate and none of the Parties (or their affiliates) shall have any further obligations to the other in respect of the transactions contemplated hereby or otherwise (except for Commander's continuing obligation with respect to its then remaining obligations in accordance with the terms and conditions of the Revised DIP Financing in excess of the Liquidated Damage Amount, which obligations shall continue unaffected by the provisions of this Section).

9. Conditions To Obligations Of Tiger. The obligations of Tiger to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a)  Court Approval

         (1) A revised Plan, reflecting the terms and conditions herein contained, including without limitation an Effective Date of March 31, 2004, or such earlier date as Tiger, AGI, and Commander may jointly agree upon, but in no event earlier than the date of the shareholder (of AGI) approval referred to in Paragraph 13, having been confirmed by the Court and the expiration of any appeal period and no appeal shall have been taken therefrom (or any appeal resolved by the Effective Date) ("Confirmation of the Plan").

(b) Validity of AGI's Representations. All representations and warranties of AGI contained in this agreement or otherwise made in writing pursuant to this agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

(c) Pre-Closing Obligations. AGI shall have performed and complied with all the obligations and conditions required by this Agreement to be performed or complied with by AGI at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

(d) Opinion of Counsel for AGI. Tiger shall have received a favorable opinion from counsel for AGI dated the date of the Closing, in form reasonably satisfactory to counsel for Tiger, to the effect that:

         (1) AGI is a corporation, presently existing in good standing under the laws of the State of Delaware, and it has the corporate power and authority to carry on its business as now being conducted and to own or hold under lease, or otherwise, its assets.

         (2) This Agreement has been duly executed and delivered by AGI, and constitutes a valid, enforceable and binding obligation of AGI pursuant to the terms of this Agreement.

         (3) Counsel does not know of any action, suit, investigation or other legal, administrative or arbitration proceeding pending against AGI or Commander, or which questions the validity or enforceability of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement or any agreement contemplated herein.

         (4) The sale and issuance of the Purchased Shares has been approved by all necessary corporate and shareholder action. The Purchased Shares are authorized and upon tender of the Purchase Price and delivery of the share certificates shall have been duly issued and are fully paid and non-assessable.

         (5) To the knowledge of such counsel, no consent, authorization, license, franchise, permit, approval or order of any court or governmental agency or body, other than those obtained by AGI and delivered to Tiger prior to or on the date of the opinion, is required for the sale and issuance of the Purchased Shares by AGI pursuant to this Agreement.

         (6) The execution and performance of this Agreement by AGI will not violate: (i) the Articles of Incorporation or the By-Laws of Commander, or (ii) any order of any court or other agency of government know to said counsel.

         (7) To the knowledge of such counsel (after reasonable investigation), AGI owns all of the issued and outstanding shares of capital stock of Commander.

(e) Receipt by AGI of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained, and satisfactory evidence of such consents or approvals shall have been delivered to Tiger at Closing.

(f) Resignation of Directors. Tiger shall have received the resignations of the directors of AGI, Commander and SJS and AGI shall have taken such actions (or shall have caused such actions to be taken by the current directors) as may be necessary or appropriate to cause those persons identified by Tiger to be elected as directors of AGI, Commander and SJS effective as of the Closing Date as it shall have identified by notice to AGI.

10. CONDITIONS TO OBLIGATIONS OF AGI. The obligations of the AGI to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a) Validity of Tiger's Representations. All representations and warranties of Tiger contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

(b) Pre-Closing Obligations. Tiger shall have performed and complied with all the obligations and conditions required by this Agreement to be performed or complied with by AGI at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreements.

(c) Corporate Authority of Tiger. The execution and performance of this Agreement by Tiger shall have been duly and legally authorized in accordance with applicable law and in accordance with Tiger's Operating Agreement

(d) Opinion of Counsel for Tiger. AGI shall have received a favorable opinion from counsel for Tiger dated the date of the Closing, in form reasonably satisfactory to counsel for AGI, to the affect that:

         (1) Tiger is a limited liability company, formed and legally existing in good standing under the laws of the State of West Virginia, and it has the power and authority to carry on its business as now being conducted and to carry out the transactions and agreements contemplated hereby.

         (2) All Proceedings required to be taken by or on the part of Tiger in order to authorize it to perform its obligations hereunder have been duly and properly taken, including any necessary approval or authorization by the managing member or other members of Tiger.

         (3) This agreement has been duly executed and delivered by Tiger and constitutes a valid, enforceable and binding obligation of Tiger pursuant to the terms of this Agreement.

         (4) Except as otherwise disclosed in this Agreement, said counsel does not know of any action, suit, investigation or other legal, administrative or arbitration proceeding which questions the validity or enforceability of this Agreement or of any action taken or to be taken pursuant to or in connection with this agreement or any agreement contemplated herein.

         (5) The execution and performance of this Agreement by Tiger will not violate:(I) the Certificate of Formation or Operating Agreement of Tiger;or (II) any order of any court or other agency of government known to said counsel.

11. Failure of Conditions. Except as provided in section 8(d) hereof, in the event of a failure or fulfillment of any condition precedent to the obligations of the other party (other than as the result of the act or the failure to act of a party), the DIP Financing (to the extent funded) shall remain a liability owing by Commander to Tiger, secured and with the priority set forth in the Court's approval. In all other respects, except to the extent provided in the Plan for the payment of any break-up fee due to Tiger, neither party shall have further obligation to the other hereunder.

12. Other Provisions.

(a) Incomplete Exhibits. The parties hereto acknowledge and agree (a) that many, if not all, of the schedules to be attached to this Agreement will not have been prepared by the time of execution of this Agreement, and (b) that consummation of the transactions contemplated by this Agreement are subject to the completion of such exhibits by AGI (to the extent that an exhibit is to be completed by AGI, such exhibit must be reasonably acceptable to Tiger) or Tiger (to the extent than an exhibit is to be completed by Tiger must be reasonably acceptable to AGI) as the case may be, prior to or at the Closing, pursuant to the terms of this Agreement.

(b) Survival of Representations and Warranties. The representations, warranties, obligations and agreements of the parties contained in this Agreement, or in any writing delivered pursuant to the provisions of this Agreement, shall survive the Closing for a period of eighteen (18) months with the exception of representations and warranties concerning Paragraph 4(k) hereof, tax Matters and Paragraph 4(n) hereof, Environmental Matters, which will survive for as long as any claims may be asserted under the applicable periods of limitation for violations of any tax or environmental law, rule or regulation.

(c) Waiver or Extension of Conditions. AGI or Tiger may extend the time for or waive the performance of any of the obligations of the other party, waive any inaccuracies in the representations or warranties by the other party, or waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall not act as a waiver or extension of any other provisions of this Agreement.


(d) Notices. Any notice, request or other document shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at the following addresses, or such other address as such party may hereafter designate by written notice to all parties, which notice shall be effective as of the date of posting:

          If to Tiger:

          226 Pilot Way
          Martinsburg, WV  325401
          Attention:  Robert E. Crowley

          With a copy to:

          Bradley T. Beckman, Esquire
          Beckman and Associates
          Two Penn Center Plaza
          Suite 910
          Philadelphia, PA  19102

          If to AGI:

          6308 Long Meadow Road
          McLean, VA 22101
          Attention:  Wirt D. Walker, III, Chairman/CEO

          With copies to:

          John F. Kearney, Esquire
          Blank Rome, LLP
          Watergate-11th floor
          600 New Hampshire Avenue, NW
          Washington, DC  20037

          and:

          Daniel M. Press, Esquire
          Chung & Press, P.C.
          6723 Whittier Avenue
          Suite 302
          McLean, VA  22101


(e) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to principles of conflicts of laws.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

(g) Headings. The subject headings of the Sections of this Agreement are included for the purpose of convenience only and shall not effect the construction or interpretation of any of its provisions.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(i) Entire Agreement; Modification. This Agreement (including the schedules attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the parties, and supersede any prior agreements and understandings relating to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes the letter of July 5, 2003 between AGI and Tiger. This agreement may be modified or amended by a written instrument executed by all parties hereto. Tiger hereby waives all rights under the Option referenced in the last sentence of the second-to-last paragraph of the "Disclosure Statement in Support of Debtor's First Amended Chapter 11 Pan Dated July 5, 2003 (As revised July 30, 2003)" ("Disclosure Statement").

13. Shareholder Approval; Expenses. AGI must obtain the approval of its shareholders to an amendment to its Certificate of Incorporation (and otherwise to the transactions contemplated hereby) to enable AGI to issue to Tiger the Purchased Shares and Tiger recognizes that AGI will incur certain costs to do so, including the cost of an audit, SEC filings, and printing and mailing. Tiger agrees to lend to AGI the sum of $66,000 for payment of such costs (the "AGI Advance"). The AGI advance shall be evidence by a promissory note (" the "AGI Note") which shall be in the form of Exhibit 13 attached hereto. In the event Tiger thereafter breaches its agreement to purchase the Purchased Shares at the Closing and provided that all of the conditions precedent to its obligation to close have been satisfied), the AGI Advance shall be forgiven and neither Tiger nor AGI shall any further liability to the other hereunder except as provided in
Section 8(d). At Closing, the outstanding balance of the AGI advance shall be credited against the purchase price for the Purchased Shares.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day of year first written above.


                               Tiger Aircraft, LLP

                               By: /s/ N. Gene Criss
                                   President & COO


                                Aviation General, Inc.

                                By:  /s/  Wirt D. Walker, III
                                  Chairman/CEO

                         AVIATION GENERAL, INCORPORATED
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                ANNUAL MEETING OF STOCKHOLDERS TO BE HELD , 2004

         The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated , 2004 hereby appoints Wirt D. Walker, III and Glenn Jackson and each of them, proxies with full power of authorization, and hereby authorizes them to represent and vote the shares of Common Stock of AVIATION GENERAL, INCORPORATED (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on , 2004 at 2:00 p.m. local time, and any adjournment thereof, and especially to vote

1. PROPOSAL ONE -- ELECTION OF DIRECTORS                WITHHOLD AUTHORITY
   FOR all nominees listed below          to vote for all nominees listed below
                Wirt D. Walker, III and John H deHavilland
           To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.
  ------------------------------------------------------------------------

2. PROPOSAL TWO -- To consider and vote upon an amendment to the Company's certificate of incorporation to increase the Company's authorized common stock from 20,000,000 shares to 100,000,000 shares to enable the Company to consummate the sale of approximately 28,000,000 shares of its common stock to Tiger Aircraft, LLC for a purchase price of $2.8 million.

                                     FOR       AGAINST            ABSTAIN

3. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.


ON REVERSE SIDE


         In the ballot provided for that purpose, if you specify a choice as the action to be taken, this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR Proposal One and Two as described in the Proxy Statement.

         Any proxy or proxies previously given for the meeting are revoked.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                           Dated:__________________________________, 2004

                           ---------------------------------------------
                                               (Signature)

                           ---------------------------------------------
                                      (Signature if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title of each. If a corporation, please sign in full corporate name by president or other authorized office. If a partnership, please sign in partnership name by authorized person.